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                                                                     EXHIBIT 4.3



                                 MINUTES NO 18

Of the Extraordinary General Assembly of the Shareholders of the Societe Anonyme under corporate name STET HELLAS TELECOMMUNICATIONS S.A.

In Athens on Monday, December 11, 2000, at 16:00 p.m. at the company offices, located at 60 Kifissias Avenue, Maroussi, following an invitation of the Board of Directors of the Societe Anonyme under corporate name STET HELLAS TELECOMMUNICATIONS S.A., the company's shareholders held an Extraordinary General Assembly.

There were present:

1. STET MOBILE HOLDING N.V., a company which has its registered offices in Amsterdam, The Netherlands, owner of 42.212.320 common voting right shares, duly represented by Mrs. Dilva Maria Satariano by virtue of a proxy.

2. NYNEX NETWORK SYSTEMS INTERNATIONAL SUBSIDIARY COMPANY, a company which has its registered offices in New York, USA, owner of 14.520.000 common voting right shares, duly represented by Mr. Alexandros Kalantzis by virtue of a proxy.

3. ANT Algemeen Netherlands Trustkantoor N.V., a company which has its registered offices in Amsterdam, The Netherlands, owner of 12.100.000 common voting right shares, duly represented by Mr. George Rallis by virtue of a proxy.

INTERAMERICAN INTERNATIONAL LIFE INSURANCE COMPANY S.A. a company which has its registered offices in Athens, Greece, owner of 3.767.680 common voting right shares, was not represented.

The meeting has been temporarily chaired by Mr. Stylianos Argyros, Chairman of the Board of Directors, who has designated as temporary secretary Mr. Konstantinos Konstas.

The Invitation to the Extraordinary General Assembly of the Shareholders was submitted to the Company's Register of the Prefecture of East Athens on November 20, 2000 and was registered on the same date; the notice of registration thereof is protoc. nr. EM 15806/20-11-2000. The Invitation was published in the Government Gazette (TAPET nr. 017867/20-11-2000 and Publication Code no 103029/20-11-2000), in the daily newspaper "ELEFTHERI ORA" of 18/11/2000 (p.
13), in the daily financial newspaper "EXPRESS" of 18/11/2000 (p. 12) and in the daily local newspaper of Maroussi "AMARISIA" of 18/11/2000 (p. 3), as the registered offices of STET HELLAS TELECOMMUNICATIONS SA are located in the Municipality of Maroussi.
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The represented shareholders have checked the above publications in the newspapers and in the Government Gazette as well as the registration in the Company's Register of the Prefecture by being presented with the relevant documents by the temporary Chairman of the Assembly and it was acknowledged that all the publications and registrations were duly and timely made according to the law.

The Chairman of the General Assembly read the list of the shareholders and certified that 68.832.320 shares out of a total 72.600.000 shares, that is 94,81% of the share capital was represented in the Assembly. Consequently, since there was quorum and there was no objection by any of the shareholders representatives concerning the deposition of shares, the General Assembly lawfully convened.

Mr. Roberto Rovera was present in his capacity of the Managing Director of the company.

Mr. Donato Stasi was present in his capacity of the Secretary General of the company.

Since no objection has been raised as to the validity of the Shareholders' list as it has been certified by the Extraordinary General Assembly, which has unanimously elected as its Chairman Mr. Stylianos Argyros and as Secretary Mr. Konstantinos Konstas, the elected Chairman read the Board of Directors' invitation which has been distributed to the shareholders including the agenda:

"In accordance with the law and the statute of the company the Board of Directors invites the shareholders of the Societe Anonyme under the corporate name STET HELLAS TELECOMMUNICATIONS S.A. to an Extraordinary General Assembly on Monday, December 11, 2000, at 16:00, at the company offices in Maroussi (Kifissias Avenue no 60), to discuss and resolve on the following issues on the agenda:

1. APPROVAL OF THE ELECTION OF MR. ROBERTO MAGLIONE AS A NEW MEMBER OF THE BOARD OF DIRECTORS.

2. STOCK OPTION PLAN.

The shareholders who wish to participate in the Extraordinary General Assembly have to deposit their shares in the Company or to the Deposit and Loans Fund or to any other Bank in Greece and submit the relevant certificates of deposit, as well as any documents of representation, at the company offices, at least five
(5) days before the meeting of the Extraordinary General Assembly".

Discussion of the above issues of the agenda took place.
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1ST ISSUE: APPROVAL OF THE ELECTION OF MR. ROBERTO MAGLIONE AS A NEW MEMBER OF
THE BOARD OF DIRECTORS.

After the election of Mr. Roberto Maglione as a new member of the Board of Directors of the company, in replacement of the resigned member Mr. Massimo Degano, by the resolution of the Board of Directors dated July 28th, 2000, for the remaining period of office thereof, pursuant to Article 14 of the Articles of Association of the company, such election is submitted to the approval of the General Assembly.

Following the Chairman's suggestion the General Assembly unanimously resolve to approve the election of Mr. Roberto Maglione as a new member of the Board of Directors of the Company in replacement of the resigned member for the remaining period of office thereof, pursuant to Article 14 of the Articles of Association of the company.

2ND ISSUE: STOCK OPTION PLAN.

Further to the Board of Directors decision of November 15, 2000 and taking in consideration that the STET Hellas Board of Directors did not proceed to the execution of the second phase of the Stock Option Plan adopted by the General Assembly on March 30, 2000, concerning the one million (1.000.000) of shares of the second phase of the above mentioned Stock Option Plan, the Extraordinary General Assembly decides to adopt a Stock Option Plan for the aforementioned one million (1.000.000) shares, projected according to the article 13 (section) 9 of Law 2190/1920. According to this plan, STET Hellas shall offer to eligible employees and the members of the BoD the option to acquire stock of the company at a fixed price. Therefore, the General Assembly authorizes the required by article 13 (section) 9 of Law 2190/1920 relevant increase in the share capital of the company. The following terms and conditions shall apply:

The number of shares to be distributed to the eligible employees and the members of the BoD of the company must not exceed one million (1.000.000) shares. To that scope the General Assembly authorizes the corresponding increase in the share capital of the company equal to the aggregate nominal value of the ordinary shares to be distributed to the participants. The stock options shall be allocated to a number of up to 66 employees and members of the BoD at a grant price equal to the price of STET Hellas share in NASDAQ Stock Exchange on the day of the General Assembly, held in Maroussi today (December 11, 2000), which price is 4.845 GRD -- the average of the NASDAQ-quoted price at the time the shareholders meeting began (16.00), i.e. US Dollars 12.315 at 16.31 (09.31 NY US time) and the NASDAQ-quoted price at the time the shareholders meeting ended at 16.45 (09.45 NY US time), i.e. US Dollars 12.750 -- and which average is equivalent to 4.845 GRD, taking in consideration that the fixing price of US Dollar is today 386.600 GRD.

                                                                               3
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The specific terms and conditions that shall apply for the function of the Plan are described in detail in the Stock Option Plan, which is attached hereto as Annex 1.

The General Assembly decides to grant full power to the Board of Directors of the company to proceed to the execution of the aforementioned Stock Option Plan.

It is noted that the above decision of the General Assembly has been taken unanimously by the present Shareholders representing 94,81% of the Company's voting rights, thus constituting a majority exceeding the percentage provided for by Greek law (law 2190/1920).


IN THE ABSENCE OF ANY OTHER ISSUE ON THE AGENDA, THE MEETING CAME TO AN END.

THE CHAIRMAN                            THE MEMBERS


/s/ Stylianos Argyros              /s/ Dilva Maria Satariano
______________________            ______________________________
    Stylianos Argyros                  Dilva Maria Satariano


                                  /s/ Alexandros Kalantzis
                                 ______________________________
                                      Alexandros Kalantzis


                                 /s/ George Rallis
                                 ______________________________
                                     George Rallis
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             STET HELLAS / STOCK OPTION PLAN -- DECEMBER 11TH, 2000

REGULATION FOR THE OPERATION AND PARTICIPATION IN THE STET HELLAS STOCK OPTION PLAN

1    DESCRIPTION AND OBJECTIVE OF THE PLAN

1.1 By decision of the Extra Ordinary Meeting of the General Assembly of STET Hellas AEBE ("the Company") that was convened on 11 December 2000 and registered with the Registry of Companies on ___________________ 200__ ("the approving resolution"), the Company will launch a stock option plan (the plan) to the benefit of its members of the Board and certain of its employees as part of its incentive schemes and policies.

1.2 This is a non-compensatory plan. The intention of the Company is to introduce a plan that increases its economic value by offering to members of the Boards and certain of its employees the opportunity to invest in the company they work for.

1.3 The plan consists in awarding options (as determined in article 3 herein) to participants (as defined in article 2 herein), to acquire shares through participation to a share capital increase of the Company, provided that eligibility and exercise conditions (as set in article 5 herein) are met.

1.4 Pursuant to article 13 paragraph 9 of Law 2190/1920 as amended by Law 2741/1999 regulating the operation of stock option plans through a share capital increase, the exercise of the options will be followed by a resolution of the Board of Directors of the Company ("The Board"). The duration of the plan is four years. However vesting of options can be accelerated into three years provided that preset thresholds in the price of the Company's share (as defined in article 4 herein) are met. During this period the share capital of the company, will be increased one or more times by resolution of the Board, in order to serve the Plan and in accordance with the resolution of the General Assembly of shareholders of the Company("The Assembly").

2    PARTICIPATION IN THE PLAN

2.1 Participation in the plan is reserved for members of the Board and key employees with a strategic role who are positioned in levels 1&2 or lower and are considered essential to the achievement of company goals.

2.2 Based on the above criteria the Assembly approved the maximum number of participating employees and members of the Board as well as the number of shares participating to the plan; the Board as authorised by the Assembly will notify each participant accordingly.
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3    CHARACTERISTICS OF OPTIONS GRANTED

3.1 Awarded options grant to each eligible participant the right to participate in a share capital increase of the Company for an amount of ordinary shares of the Company (the shares) equal to the number of awarded options. Such shares will be issued at the grant price of option (as defined in article 3.4 herein), following the approving resolution of the Board. The reference will be one share for each Option (the "Options") except for the cases described in article 3.5 herein.

3.2 The total number of options awarded, as well as the duration and conditions for their exercise are determined by the Assembly; the Board as authorised by the Assembly will notify each participant accordingly and will deliver certificates of title. Options that are not granted in accordance with the above mentioned terms will be recalled both from the participants and the heirs.

3.3  Options are personal and cannot be transferred inter vivos.

3.4 The price at which shares will be issued, by virtue of exercise of awarded options and the reserved right of the participants to take part in the share capital increase, is the average market price of the Company's share on the day of the Extra Ordinary Assembly approving the plan i.e. 11 December 2000, which is equal to GRD ... using the USD to GRD fixing exchange rate of the day.

3.5 The Board will monitor the completion of all the necessary procedures by the competent corporate bodies in order to ratify the conditions of exercise of the Options in the following cases:

     a.  actions of concentration and apportionment of the shares;

     b. actions of (gratis) increase of the capital of the Company via the assignment of new shares;

     c. actions of increase of the Share capital covered by optional issuance of new Shares, also by using convertible bonds, or by warrant or by using warrant valid for their subscription, and consequently all the actions dealing with the capital and/or the reserves that can lead to the alienation of a negotiable right;

     d. actions of merger of the Company with another company and fusion of the Company that follow a unanimous decision of the Assembly to set a term for the exercise of the options already assigned, on penalty of loosing the right to exercise the Option.

     e.  distribution of special dividends;

     f. actions of decrease of the capital by annulment of shares, except from the ones possessed by the company;

     Or by the concurrence of other facts that impose the above decrease.
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3.6  Should there be any ratification under 3.5 above it will be immediately communicated to the Participants.

3.7 Any withholdings, contributions or payments in general pursuant to the tax and Social Security legislation in force for the operation of the plan, will be borne by the participants, unless otherwise provided by the relevant legislation.

4    VESTING OF OPTIONS

4.1 Options awarded will vest over a 4 year period starting on 11 December 2001 and ending of 31 November 2004.

4.2  Options will vest as follows:

     a. For the year 2001 (first year of the plan) 1/3 of awarded options is immediately vested

     b. The remaining 2/3 will vest upon completion of the vesting schedule i.e. fourth year of the plan. The vesting period can be accelerated depending on the increase of the Company stock price as follows:

          -- For the year 2002 (second year of the plan) if the increase of the Company stock price comparing monthly average of January 2002 and monthly average of October 2002 is higher in percentage than Athens Stock Exchange (ASE), NASDAQ or Amsterdam Stock Exchange
               (AMEX) index growth (whichever is the lowest) between October 2001 (index monthly average) and October 2002 (index monthly average) then a further 1/3 will vest.

          -- For the year 2003 (third year of the plan) the percentage of increase of the Company stock price will be defined by the Board in December 2002 during the approval phase of budget for the year 2003 comparing monthly average of October 2002 and monthly average of October 2003. The Board will take all necessary actions to provide for a threshold that is reasonable especially in case of particularly positive evolutions in the Stock exchanges or negative evolutions in the Company's share price. If the increase is achieved then the final 1/3 will vest.

4.3 Achievement of preset increases of the Company stock price and therefore acceleration of the vesting period for the second and third year of the plan will be verified by the Board at a meeting which will take place by the end of month October of years 2002 and 2003.

4.4 Upon completion of the four year vesting period i.e. fourth year of the plan all non vested options become vested and exercisable.

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5    EXERCISE OF VESTED OPTIONS

5.1 Awarded options which have completed their vesting period will be exercisable during month November of the relevant year.

5.2 The participant has the right to exercise partially or in full his vested options, within the duration of the plan and in accordance with the terms and conditions set by the Board, as communicated to the officials of the Company.

5.3 In order to exercise vested options, the participating employees, must be at the moment of exercise on a permanent employment relationship with the Company or transferred due to Company's decision to a company that makes part of the Group or to a company other than the "parent company" with which such a relationship existed at the moment of the award of the Options.

5.4 In case of resignation of the participant all non vested options at the point resignation is filed are cancelled automatically.

5.5 In case the working or other relationship between the parties is terminated by mutual agreement, the Company will have the right to consent in each case to the participant's right to fully or partially exercise vested options.

5.6 In case of retirement of the participant due to age or accident, or in case the Company leaves the Group or in case of public offer or exchange of shares, all vested options granted will remain exercisable by exception of article 5.3.

5.7 In case of participant's dismissal (with or without a notice), all non exercised options by the date of notification of such dismissal are cancelled automatically.

5.8 In case of hereditary succession the heir has the right to exercise all vested options by exception of article 5.3.

5.9 Participating members of the Board must at the moment of exercise be members of the Board of the Company or in an employment relationship with a company that makes part of the Group or to a company other than the "parent company" with which such a relationship existed at the time of award of the Options. For all other cases the same general terms apply to the members of the board as to the employees.


6    SHARE CAPITAL INCREASE

6.1 By virtue of the granted delegation and in accordance with article 13 paragraph 9 of Law 2190/1920, once vested options are exercised, the Board will decide the increase of the Company's share capital depending on the amount of exercised options and in performance of obligations undertaken by virtue of the plan. Whenever such decision is taken all interested parties will be notified.

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6.2  According to Greek legislation share capital increase will take place during December of each year. Following the share capital increase newly issued shares will be delivered to participants.

6.3 Pending payment of exercised options shares will be held by a third party acting as a custodian in the name of the exercising participant.

7    NOTIFICATIONS

7.1 All notifications that have to be addressed to the participants in the sense of the previous regulation will be delivered in the place of their work or in their domicile.




     DECLARATION

     I hereby declare to unequivocally accept the terms and conditions of the above regulation for my participation to the STET Hellas Stock Option Plan for the number of options awarded to me.


                                                     Athens, December 11th, 2000